As filed with the Securities and Exchange Commission on June 28, 2002.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PILLOWTEX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2147728
(State of Incorporation)	(I.R.S. Employer Identification Number)

One Lake Circle Drive
Kannapolis, North Carolina 28081
(704) 939-2000
(Address of Principal Executive Offices)

PILLOWTEX CORPORATION
2002 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

John F. Sterling, Esq.
Vice President, General Counsel and Secretary
Pillowtex Corporation
4111 Mint Way  Dallas, Texas 75237
(214) 333-3225
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:
Troy B. Lewis, Esq.
Jones, Day, Reavis & Pogue
2727 N. Harwood Street
Dallas, Texas 75201
(214) 220-3939

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,400,000 shares	$7.60	$10,640,000	$978.88

(1)
Represents shares issuable upon the exercise of stock options, issuable in payment of amounts payable upon exercise of appreciation rights or in payment of performance units or annual incentive bonuses, or issuable as restricted stock, all as provided in the Pillowtex Corporation 2002 Equity Incentive Plan (the “Plan”), or issuable in payment of dividend equivalents to be paid on grants made under the Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933 (“Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.01 per share (“Common Stock”), of Pillowtex Corporation as may become issuable as a result of the operation of the antidilution provisions contained in the Plan.

(2)
Estimated solely for calculating the amount of registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of $7.60, the average bid and asked prices of shares of Common Stock on June 26, 2002.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) relating to the Pillowtex Corporation 2002 Equity Incentive Plan (the “Plan”) is being filed to register the offer and sale of 1,400,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Pillowtex Corporation, a Delaware corporation (the “Company”), issuable upon the exercise of stock options, issuable in payment of amounts payable upon exercise of appreciation rights or in payment of performance units or annual incentive bonuses, or issuable as restricted stock, all as provided in the Plan, or issuable in payment of dividend equivalents to be paid on grants made under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of this Registration Statement is included in the Section 10(a) prospectus to be delivered to the persons covered under the Plan and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents (or, as applicable, the portions thereof specified below) previously filed by the Company (Commission File No. 000-49835) or its predecessor, Pillowtex Corporation, a Texas corporation (Commission File No. 001-11756) (the “Predecessor”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 are incorporated by reference into this Registration Statement:

(i)	the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

(ii)	the Predecessor’s Current Report on Form 8-K dated and filed on February 26, 2002;

(iii)	the Predecessor’s Current Report on Form 8-K dated February 27, 2002 and filed on March 4, 2002;

(iv)	the Predecessor’s Current Report on Form 8-K dated March 11, 2002 and filed on March 12, 2002;

(v)	the Predecessor’s Quarterly Report on Form 10-Q for the period ended March 30, 2002;

(vi)	the Predecessor’s Current Report on Form 8-K dated May 2, 2002 and filed on May 16, 2002; and

(vii)	the Company’s Current Report on Form 8-K dated and filed on May 24, 2002, and containing the description of the Common Stock, and the related Form 8-K/A (Amendment No. 1) filed on June 10, 2002.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934 prior to the filing of a post–effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Below is a description of certain provisions of the Certificate of Incorporation (the “Certificate”) and the Bylaws (the “Bylaws”) of the Company and of the Delaware General Corporation Law (the “DGCL”), as these provisions relate to the indemnification of directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate, the Bylaws, and the DGCL.

Elimination of Liability in Certain Circumstances

The Certificate provides that to the fullest extent permitted by law a director will not be personally liable for monetary damages to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Indemnification

Section 145 of the DGCL provides that a corporation may indemnify directors and officers of the corporation against expenses (including attorneys’ fees), judgments, fines, or penalties and amounts paid in settlement, in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that a corporation may indemnify directors and officers in the case of actions by or in the right of the corporation; in such case, a similar standard is applicable, except that no indemnification shall be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines is fair and reasonable in view of all circumstances. Moreover, under Section 145 of the DGCL, to the extent a director or officer is successful, on the merits or otherwise, in the defense of any action, suit, or proceeding described above, the corporation must indemnify such director or officer against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Section 145 of the DGCL authorizes the corporation to pay expenses (including attorneys’ fees) incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the advances if it shall ultimately be determined that he or she is not entitled to indemnification under such Section 145. Section 145 of the DGCL also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Certificate provides that the Company will indemnify and hold harmless any director or officer of the Company or the Predecessor (excluding any director or officer of the Predecessor who served in such capacity prior to November 14, 2000) to the fullest extent permitted or required by the DGCL against all expense, liability, or loss (including attorneys’ fees, judgments, fines or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, in which such director or officer is involved by reason of the fact that he or she is or was a director or officer of the Company or the Predecessor. The Certificate provides that the rights conferred therein are contract rights and include the right to be paid by the Company for the expenses (including attorneys’ fees and expenses) incurred in defending any proceeding specified above in advance of its final disposition, except that, if the DGCL so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. The Bylaws provide for various procedures relating thereto.

In addition, the Company has entered into indemnification agreements with certain of its executive officers and directors. These agreements provide for indemnification and advancement of expenses by the Company in a manner consistent with the provisions of the Certificate and Bylaws described above.

Insurance

As permitted under the DGCL and the Certificate, the Company maintains liability insurance, at its expense, to protect its directors and officers against liability incurred as a result of their status as such.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit

4.2	Certificate of Incorporation of Pillowtex Corporation (incorporated by reference to Exhibit 4.2 to Pillowtex Corporation’s Current Report on Form 8-K dated and filed on May 24, 2002)

4.3	Bylaws of Pillowtex Corporation (incorporated by reference to Exhibit 4.3 to Pillowtex Corporation’s Current Report on Form 8-K dated and filed on May 24, 2002)

5.1	Opinion of John F. Sterling, Esq., Vice President, General Counsel and Secretary of Pillowtex Corporation

23.1	Consent of John F. Sterling (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney of the directors and certain officers of Pillowtex Corporation (included on the signature page hereof)

99.1	Pillowtex Corporation 2002 Equity Incentive Plan

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1934 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction other question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kannapolis, State of North Carolina, on this 28th day of June 2002.

PILLOWTEX CORPORATION

By:	/s/ ANTHONY T. WILLIAMS
Anthony T. Williams President and Chief Operating Officer

Each person whose signature appears below hereby constitutes and appoints Anthony T. Williams, Michael R. Harmon and Thomas D. D’Orazio and each of them (with full power in each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file with the Commission and the securities regulatory authorities of the several states registration documents in connection therewith, in connection with the registration under the Securities Act of 1933, or the registration or qualification under any applicable state securities laws or regulations, of interests in the Plan and shares of Common Stock issuable pursuant to the Plan, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY T. WILLIAMS Anthony T. Williams	President and Chief Operating Officer (Principal Executive Officer)	June 28, 2002

/s/ MICHAEL R. HARMON Michael R. Harmon	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 28, 2002

/s/ THOMAS D. D’ORAZIO Thomas D. D’Orazio	Vice President and Corporate Controller (Principal Accounting Officer)	June 28, 2002

/s/ RALPH W. LAROVERE Ralph W. LaRovere	Chairman of the Board of Directors	June 22, 2002

/s/ BRADLEY I. DIETZ Bradley I. Dietz	Director	June 21, 2002

/s/ JEFFREY J. KEENAN Jeffrey J. Keenan	Director	June 26, 2002

/s/ BRUCE A. KARSH Bruce A. Karsh	Director	June 24, 2002

/s/ KENNETH LIANG Kenneth Liang	Director	June 24, 2002

/s/ MARIUSZ J. JAZUREK Mariusz J. Jazurek	Director	June 24, 2002

/s/ JAMES P. SEERY, JR. James P. Seery, Jr.	Director	June 27, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.2	Certificate of Incorporation of Pillowtex Corporation (incorporated by reference to Exhibit 4.2 to Pillowtex Corporation’s Form 8-K dated and filed on May 24, 2002)

4.3	Bylaws of Pillowtex Corporation (incorporated by reference to Exhibit 4.3 to Pillowtex Corporation’s Form 8-K dated and filed on May 24, 2002)

5.1	Opinion of John F. Sterling, Esq., Vice President, General Counsel and Secretary of Pillowtex Corporation

23.1	Consent of John F. Sterling (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney of the directors and certain officers of Pillowtex Corporation (included on the signature page hereof)

99.1	Pillowtex Corporation 2002 Equity Incentive Plan